SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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☑ Preliminary information statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(3))

☐ Definitive information statement
Bonds.com Group, Inc.

(Name of Registrant as Specified in Its Charter)
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*** PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION ***
BONDS.COM GROUP, INC.
1515 S. Federal Highway, Suite 212
Boca Raton, Florida 33432
(561) 953-5343
NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
To our stockholders:
     On December 31, 2009, holders of a majority of the shares of our common stock acted by written consent in lieu of a special meeting of stockholders to adopt and approve an amendment to our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 150,000,000 shares to 300,000,000 shares.
     Our Board of Directors has fixed December 31, 2009 as the record date for determining the holders of common stock entitled to notice and receipt of this Information Statement. This Information Statement is first being mailed on or about [•], 2010.
     The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effective until at least twenty calendar days after the mailing of the Information Statement to our stockholders, at which time we expect to file with the Secretary of State of the State of Delaware a Certificate of Amendment to our Certificate of Incorporation to effectuate the increase of our authorized capital stock.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Important Notice Regarding the Internet Availability of the Accompanying Information Statement.
     The Information Statement is available at [•]. The earliest date on which the amendment to our Certificate of Incorporation may be effected is [•], 2010.
By Order of the Board of Directors:
/s/ John J. Barry, IV
Chief Executive Officer
The date of this notice and the accompanying Information Statement is [•], 2010.

BONDS.COM GROUP, INC.
1515 S. Federal Highway, Suite 212
Boca Raton, Florida 33432
(561) 953-5343
INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF STOCKHOLDERS IN LIEU OF A MEETING
[•], 2010

BACKGROUND
     Bonds.com Group, Inc. (“we,” “us” and the “Company”) is a Delaware corporation with our principal executive offices located at 1515 S. Federal Highway, Suite 212, Boca Raton, Florida 33432. Our telephone number is (561) 953-5343. This Information Statement is being sent at the direction of our Board of Directors (our “Board”) to the holders of record of our common stock as of December 31, 2009 (the “Record Date”) to inform you of action the holders of a majority of our outstanding shares of common stock have taken by written consent, in lieu of a special meeting. Copies of this Information Statement are being mailed on or about [•], 2010 to the holders of record of our outstanding shares common stock as of the Record Date.
     On December 31, 2009, our Board unanimously adopted resolutions approving an amendment to our Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue from 150,000,000 to 300,000,000 (collectively, the “Charter Amendment”). The Board also recommended that the Charter Amendment be approved by our stockholders of record as of the Record Date and directed that it be submitted to them for their consideration.
     On December 31, 2009, a majority of the holders of our common stock as of the Record Date acted by written consent, in lieu of a meeting, to approve the Charter Amendment. The action by written consent will be effective when we file a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. We expect to file the amendment to our Certificate of Incorporation on or about [•], 2010, which is the date twenty calendar days after the date this Information Statement is first being mailed to stockholders.
     Section 228 of the Delaware General Corporation Law (the “DGCL”) provides that the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for the vote of such holders at a meeting.
     As of the Record Date, our authorized capital stock consisted of 150,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the Record Date, there were 74,727,257 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Additionally, as of the Record Date, we had outstanding options, warrants and other rights to purchase up to 124,522,088 shares of our common stock, subject in some instances to the satisfaction of certain conditions (including the condition that the Charter Amendment be effective before such rights may be exercised, as more fully described below).
     On January 11, 2010, in connection with the transactions described below under “Recent Financing Transactions,” we filed a Certificate of Designation of Series A Participating Preferred Stock to

authorize and create 200,000 shares of Series A Participating Preferred Stock, par value $0.0001 per share (the “Series A Preferred”). As of January 14, 2010, there were 76,567,487 shares of common stock issued and outstanding and 46,939.2 shares of Series A Preferred issued and outstanding. As of January 14, we had outstanding options, warrants and other rights to purchase up to 134,306,738 shares of our common stock, subject in some instances to the satisfaction of certain conditions, of which rights to purchase 61,874,225 shares of common stock contain restrictions prohibiting them from being exercised unless and until the increase in our authorized shares of common stock described in this Information Statement is effective (the “Rights’ Exercise Restrictions”).
     The above-referenced written consent was taken by the following stockholders (collectively, the “Majority Stockholders”), who held, as of the Record Date, 41,224,388, or approximately 55%, of our issued and outstanding common stock:

Stockholder of Record	Shares of Common Stock
John J. Barry III and Holly A.W. Barry(1)	15,724,388

Duncan Family, LLC(1)	4,000,000

Duncan Family Revocable Trust(1)	1,000,000

Otis Angel LLC(2)	10,000,000

Siesta Capital LLC(2)	5,000,000

John J. Barry Revocable Trust u/a/d November 9, 2001(2)	3,500,000

Bond Partners LLC(2)	2,000,000

(1)	Affiliate of John J. Barry III, a member of our Board. See “Security Ownership of Certain Beneficial Owners and Management” below for more information.

(2)	Affiliate of John J. Barry IV, our CEO and a member of our Board. See “Security Ownership of Certain Beneficial Owners and Management” below for more information.
     A copy of the Certificate of Amendment to our Certificate of Incorporation that was approved by the Board and the Majority Stockholders is included as Appendix A to this Information Statement.
     Our Board elected to seek approval of the Charter Amendment through the written consent of the Majority Stockholders for the following reasons:
•	In order to avoid the time, expense and management attention involved in convening a special meeting of stockholders and soliciting proxies, particularly since the Company anticipates holding an annual meeting of our stockholders later this year.

•	In order to assure that it had sufficient available common stock to consummate the financing transactions described below without risking that it would not have sufficient shares of common stock to satisfy the exercise of all outstanding option, warrants and other rights to acquire our common stock, the Company sought the consent of certain rights holders to impose the Rights’ Exercise Restrictions on their rights to purchase our common stock. As a condition to accepting the Rights’ Exercise Restrictions, those holders required that the Company effect the Charter Amendment promptly through action by written consent of our stockholders.

     All required corporate approvals of the Charter Amendment have been obtained, subject to furnishing this Information Statement and twenty calendar days elapsing from the date this Information Statement is first mailed to our stockholders. This Information Statement is furnished solely for the purpose of informing our stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.
     The Company is paying the costs of the preparation and distribution of this Information Statement. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
RECENT FINANCING TRANSACTIONS
Unit Purchase Agreement with Fund Holdings, LLC
     As the Company has previously announced, on August 28, 2009, the Company entered into a Unit Purchase Agreement (the “Fund Holdings Purchase Agreement”) with Fund Holdings, LLC (“Fund Holdings”). Pursuant to the Fund Holdings Purchase Agreement, Fund Holdings was anticipated to purchase up to $5,000,000 of units (the “Fund Holdings Units”) in a series of three closings, with each Fund Holdings Unit priced at $1,000 and consisting of 2,667 shares of our common stock and rights (the “Fund Holdings Purchase Rights”) to purchase an additional 9,597 shares of our common stock. Additionally, the Fund Holdings Purchase Agreement provided for the issuance to Fund Holdings of additional purchase rights referred to in the Fund Holdings Purchase Agreement as “Special Purchase Rights” (the “Fund Holdings Special Purchase Rights”) and “Additional Purchase Rights” (the “Fund Holdings Additional Purchase Rights”).
     The Fund Holdings Purchase Rights provide the holder with the right to purchase the applicable number of shares of our common stock at a purchase price of $0.375 per share, for a period of three years from the date of the closing at which the rights were issued. The Fund Holdings Special Purchase Rights involve the right to purchase an aggregate of 1,000,000 shares of our Common Stock at a purchase price of $0.375 per share, until September 3, 2012. The Fund Holdings Additional Purchase Rights involve the right to purchase up to an aggregate of 26,893,580 share of our common stock for a purchase price of $0.375 per share. The Fund Holdings Additional Purchase Rights are only exercisable if and to the extent that options, warrants and other rights to purchase shares of our common stock outstanding as of August 28, 2009 are exercised and the underlying shares issued, and then for a period of three years from the date of such issuance.
     The third closing anticipated by the Fund Holdings Purchase Agreement occurred on December 31, 2009. Pursuant to that closing and the prior closings pursuant to the Fund Holdings Purchase Agreement, Fund Holdings purchased a total of 3,690 Fund Holdings Units, consisting of an aggregate of 9,841,230 shares of our common stock and Fund Holdings Purchase Rights to purchase an aggregate of 35,412,930 shares of our common stock, for a total purchase price of $3,690,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the Fund Holdings Purchase Agreement). Additionally, pursuant to the Fund Holdings Purchase Agreement, the Company issued the

Fund Holdings Special Purchase Rights and Fund Holdings Additional Purchase Rights to Fund Holdings.
     Additionally, as also previously disclosed, on December 23, 2009, the Company and Fund Holdings entered into an amendment letter (the “Amendment Letter”) to the Fund Holdings Purchase Agreement. Pursuant to the Amendment Letter, among other things, the Company agreed that Fund Holdings could arrange and coordinate direct investments by other investors for some or all of Fund Holdings’ then $3,000,000 remaining commitment plus up to an additional $2,000,000 of units on substantially the same terms as the investments.
Unit Purchase Agreement with Laidlaw Venture Partners III, LLC
     As contemplated by the Amendment Letter to the Fund Holdings Purchase Agreement, on December 31, 2009, the Company entered into a Unit Purchase Agreement (the “LVPIII Purchase Agreement”) with Laidlaw Venture Partners III, LLC (“Laidlaw Venture Partners III”). Pursuant to the LVPIII Purchase Agreement, Laidlaw Venture Partners III was entitled to purchase up to $2,000,000 of units of the Company, with each unit having a purchase price of $1,000 and consisting of 2,667 shares of the Company’s common stock and rights to purchase 7,200 additional shares the Company’s common stock (the “Laidlaw Purchase Rights”). The Laidlaw Purchase Rights are exercisable for a period of three years from the date of issuance at an exercise price of $0.375 per share.
     Pursuant to the LVPIII Purchase Agreement, on December 31, 2009, the Company and Laidlaw Venture Partners III consummated the first closing under the LVPIII Purchase Agreement. At that closing, Laidlaw Venture Partners invested an aggregate of $1,310,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement) for the purchase of 1,310 units consisting of an aggregate of 3,493,770 shares of Common Stock and 9,432,000 Laidlaw Purchase Rights.
     Additionally, on January 13, 2010, the Company and Laidlaw Venture Partners III consummated an additional closing under the LVPIII Purchase Agreement pursuant to which Laidlaw Venture Partners invested an additional $690,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement) for the purchase of 690 additional units consisting of an aggregate of 1,840,230 additional shares of Common Stock and 4,968,000 additional Laidlaw Purchase Rights.
     Pursuant to arrangements among Laidlaw Venture Partners III, its affiliate Laidlaw & Company (UK) Ltd. and Fund Holdings (and as partially contemplated by the Amendment Letter), in connection with the Laidlaw Venture Partners III investments, (a) Fund Holdings purchased from the Company an additional 4,794,000 Fund Holdings Purchase Rights that would otherwise have been acquired by Laidlaw Venture Partners III, 1,200,000 of which Fund Holdings assigned to Laidlaw & Company (UK) Ltd., and (b) Laidlaw Venture Partners III assigned 3,732,000 of the Laidlaw Purchase Rights to Laidlaw & Company (UK) Ltd.
Unit Purchase Agreement with UBS Americas Inc.
     Also as contemplated by the Amendment Letter, on January 11, 2010, the Company entered into a Unit Purchase Agreement (the “UBS Purchase Agreement”) with UBS Americas Inc. (“UBS”). Pursuant to the UBS Purchase Agreement, the Company issued and sold to UBS 1,760 units, with each unit consisting of 26.67 shares of Series A Preferred and a right (the “Preferred Stock Purchase Rights”) to purchase 72 shares of Series A Preferred (collectively, the “UBS Units”). UBS paid $1,000 per UBS Unit for an aggregate purchase price of $1,760,000 (before deduction of fees and expenses payable or reimbursable by the Company pursuant to the LVPIII Purchase Agreement). Each Preferred Stock Purchase Right gives UBS the right to purchase 72 shares of Series A Preferred at a purchase price of $37.50 per share. In the event the Company issues shares of its common stock at a price per share less than $0.375, the exercise price of the Preferred Stock Purchase Rights shall be decreased to a purchase price equal to such lower price per share of common stock multiplied by 100 (subject to certain exceptions). The Preferred Stock Purchase Rights must be exercised on or before January 11, 2013. The 1,760 Units purchased by UBS constitute an aggregate of 46,939.2 shares of Series A Preferred and Preferred Stock Purchase Rights to purchase an aggregate of 126,720 additional shares of Series A Preferred. The Series A Preferred is not convertible to common stock.
     As part of the financing transaction with UBS and pursuant to the Amendment Letter, Fund Holdings purchased from the Company rights to purchase 2,397 shares of our common stock for each UBS Unit purchased by UBS, for an aggregate of rights to 3,162,720 shares of our common stock. The terms of such purchase rights are the same as the Fund Holdings Purchase Rights issued to Fund Holdings pursuant to the Fund Holdings Purchase Agreement. Additionally, in connection with the consummation of the transactions contemplated by the UBS Purchase Agreement, the Company, UBS and Fund Holdings entered into a letter agreement pursuant to which Fund Holdings relinquished purchase rights with respect to an additional 1,056,000 shares of our common stock and requested that the Company instead issue UBS additional Preferred Stock Purchase Rights with respect to 10,560 shares of Series A Preferred. Pursuant to such side letter, the Company agreed to issue (and issued) such additional Preferred Stock Purchase Rights to UBS.
Assignments by Fund Holdings.
     In connection with the financing transactions described above, Fund Holdings assigned a portion of the Fund Holdings Purchase Rights it acquired, along with all of the Fund Holdings Additional Purchase Rights and Fund Holdings Special Purchase Rights, to certain related parties, including Edwin L. Knetzger, III, the co-chairman of our Board and the manager of Fund Holdings. The rights assigned by Fund Holdings to Mr. Knetzger are comprised of 5,200,550 Fund Holdings Purchase Rights, 333,334 Fund Holdings Special Purchase Rights and 8,964,526 Fund Holdings Additional Purchase Rights. All of the purchase rights assigned to Mr. Knetzger by Fund Holdings are subject to the Rights’ Exercise Restrictions.
Use of Proceeds.
     The aggregate purchase price for the securities issued in the above recent financing transactions was $7,450,000. The net proceeds to the Company were $6,762,631, after deducting investor expenses required to be paid by the Company pursuant to the terms of the Fund Holdings Purchase Agreement, LVPIII Purchase Agreement and UBS Purchase Agreement and related commissions. The Company has used and anticipates using the proceeds from the financing transactions with Fund Holdings, Laidlaw Venture Partners and UBS for the payment of transaction expenses, regulatory net capital for its broker-dealer subsidiary and general working capital purposes.
Relationship of Recent Financings to Charter Amendment.
     Pursuant to the financing transactions with Fund Holdings, Laidlaw Venture Partners III and UBS, the Company issued (a) an aggregate of 15,175,230 shares of common stock, (b) rights to purchase an aggregate of 85,663,230 shares of our common stock (with 26,893,580 of such rights being subject to the condition that certain other options, warrants and rights are first exercised and 61,874,225 of such rights being subject to the Rights’ Exercise Restrictions), (c) an aggregate of 46,939.2 shares of Series A Preferred, and (d) rights to purchase 137,280 shares of Series A Preferred. With the issuance of such shares and rights, as of January 14, 2010, the Company had 76,567,487 shares of common stock issued and outstanding, and outstanding options and warrants and other rights to purchase up to 134,306,738 shares of common stock (with 26,893,580 of such rights being subject to the condition that certain other options, warrants and rights are first exercised and 61,874,225 of such rights being subject to the Rights’ Exercise Restrictions).
     Prior to the effectiveness of the Charter Amendment, the Company is authorized to issue 150,000,000 shares of common stock. Accordingly, in anticipation of the third closing under the Fund Holdings Purchase Agreement and the closing of the transactions contemplated by the LVPIII Purchase Agreement and UBS Purchase Agreement, the Company sought to confirm that it would have sufficient shares of authorized common stock to consummate such transactions and satisfy its obligations under outstanding options, warrants and purchase rights if and when they are exercised. Accordingly, the Company requested that Fund Holdings agree to subject a portion of the Fund Holdings Purchase Rights, Fund Holdings Special Purchase Rights and Fund Holdings Additional Purchase rights to restrictions prohibiting the exercise of such rights until the Charter Amendment is effective. Fund Holdings agreed to such restrictions, subject to the Company agreeing to certain other obligations, including effecting the Charter Amendment through the written consent of the Majority Stockholders. Additionally, as part of the UBS financing transaction, UBS also required that the Company effect the Charter Amendment through the written consent of the Majority Stockholders.
Additional Information Regarding Recent Financing Transactions.
     The foregoing description of our recent financing transactions is a summary only and is qualified in its entirety by reference to the Company’s prior disclosures regarding such financings contained in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009, December 30, 2009, January 7, 2010 and January 13, 2010 and the exhibits to each Current Report, which Current Reports and exhibits are incorporated herein by reference.
INTEREST OF CERTAIN PERSONS IN FAVOR OF THE MATTERS ACTED UPON
     Edwin L. Knetzger, III, a director and co-chairman of our Board, holds rights to purchase 5,200,550 Fund Holdings Purchase Rights, 333,334 Fund Holdings Special Purchase Rights and 8,964,526 Fund Holdings Additional Purchase Rights, all of which are subject to the Rights’ Exercise Restrictions. Mr. Knetzger received those rights upon an assignment from Fund Holdings, which purchased such rights directly from the Company in the financing transactions described above. Fund Holdings, an affiliate of Mr. Knetzger, holds 26,568,000 Fund Holdings Purchase Rights, of which rights to purchase 18,378,995 shares of Common Stock are subject to the Rights’ Exercise Restrictions.
     The Majority Stockholders and Fund Holdings are parties to a Voting Agreement, dated December 31, 2009 (the “Voting Agreement”). The Voting Agreement includes the following obligations:
•	The Majority Stockholders are obligated to vote their voting shares (a) for the approval of the Charter Amendment, (b) for the election of Edwin L. Knetzger, III and Michael Sanderson as directors of the Company, (c) for election of nominees proposed for election as independent directors by the Board’s nomination committee; (d) against the removal of Mr. Knetzger and Mr. Sanderson other than for malfeasance; and (e) against actions which would reasonably be expected to result in a breach of the Fund Holdings Purchase Agreement;

•	Fund Holdings is obligated to vote its voting shares (a) for the election of John Barry III and John J. Barry IV as directors of the Company; and (b) against the removal of John Barry III and John J. Barry IV other than for malfeasance;

•	Each Majority Stockholder and Fund Holdings gave the other party a proxy to accomplish the foregoing voting obligations;

•	The Majority Stockholders are prohibited from transferring any of their voting shares except for certain permitted transfers and in connection with any merger, consolidation, tender offer or other similar transaction involving an acquisition of all or substantially all of the capital stock of the Company. The permitted transfers include (a) any transfer after which the Majority Stockholders and Fund Holdings still own a majority of the then-outstanding shares of the Company’s voting stock, (b) any transfer during any period in which, for the immediately preceding two month period, the Company’s common stock traded at an average daily price per share of at least $1.50 and the average daily trading volume was at least 50,000 shares, (c) transfers in connection with strategic transactions in which the Company receives assets or other consideration the value of which, as determined in good faith by a majority of the Company’s directors (other than John Barry III and John J. Barry IV), equals or exceeds the fair market value of the voting shares transferred, and (d) transfers to affiliates or family members or by gift, will or intestacy, including, without limitation, transfers by gift, will or intestacy to family members of such Majority Stockholder or to a settlement or trust established under the laws of any country; provided, that in the event of any permitted transfer described in clause (c) or (d), the transferee shall enter into a similar voting agreement;
     The Voting Agreement will terminate automatically on the earlier of (a) at any time by mutual agreement between Fund Holdings and the Majority Stockholders, (b) December 31, 2012, (c) the date on which Fund Holdings no longer owns at least 10% of the shares held by it on the date of the Voting Agreement, and (d) the date on which the Majority Stockholders no longer collectively own at least 10% of the shares held by them on the date of the Voting Agreement.
     Additionally, as a requirement of UBS’ investment under the UBS Purchase Agreement the Majority Stockholders, Fund Holdings, UBS, Laidlaw Venture Partners III and Laidlaw & Company (UK) Ltd., have entered into a Stockholders Agreement, dated January 11, 2010 (the“Stockholders’ Agreement”), pursuant to which, among other things, the Majority Stockholders agreed to vote in favor of the Charter Amendment and not withdraw their written consent. The Stockholders’ Agreement also contains the following agreements and obligations, among others:
•	In the event that Fund Holdings or the Majority Stockholders seek to sell their shares of common stock, UBS shall have the right to sell a pro rata portion of its shares along with such stockholders. Alternatively, the Company, at its option, may redeem the applicable shares of Series A Preferred from UBS and the stockholder would be permitted to sell his, her or its shares free of such obligation. The foregoing obligations do not apply to transfers to certain permitted transferees, bona fide pledges and pledges outstanding as of the date of the Stockholders’ Agreement. Such obligations also do not apply to sales by (a) Fund Holdings of up to 17.5% of the securities held by Fund Holdings as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 35% in the aggregate of the securities held by Fund Holdings as of the date of the Stockholders’ Agreement, (b) Majority Stockholders that are affiliates of John J. Barry IV of up to 25% in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 45% each in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement, and (c) Majority Stockholders that are affiliates of John Barry III of up to 25% in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement in any consecutive twelve month period and 45% each in the aggregate of the securities held by such stockholders as of the date of the Stockholders’ Agreement.

•	The Company and each stockholder party to the Stockholders’ Agreement (other than UBS) are prohibited from selling their securities to any bank, bank holding company, broker or dealer prior January 11, 2011, unless agreed in writing by UBS. Such restriction shall not apply to (a) market-based sales so long as the selling stockholder is reasonably unaware that it is selling to a bank, bank holding company, broker or dealer, (b) the sale by the Company of up to an additional 690 units pursuant to the LVPIII Purchase Agreement (subject to certain conditions), (c) a change of control transaction in which the holders of the Company’s common stock receive cash consideration of at least $4.00 per share and holders of Series A Preferred receive cash consideration for all of their shares of Series A Preferred equal to no less than the greater of $400.00 per share or 100 times the consideration per share received by holders of common stock, (d) the issuance by the Company of shares of common stock upon the exercise of purchase rights which were acquired by Laidlaw Venture Partners III or Laidlaw & Company (UK) Ltd. pursuant to the transactions described in the LVPIII Purchase Agreement, and (e) the distribution of securities owned by Laidlaw Venture Partners III or Laidlaw & Company (UK) Ltd. to its members.

•	The Company and each stockholder party to the Stockholders’ Agreement (other than UBS) is prohibited from appointing or voting in favor of, as applicable, any nominee to the Company’s board of directors that is affiliated with another bank, bank holding company, broker or dealer unless UBS agrees in writing, except that the foregoing restriction shall not apply to Edwin L. Knetzger III or Michael Sanderson.

•	If, after the date of the Stockholders’ Agreement, any stockholder of the Company acquires additional shares of common stock or Series A Preferred such that such stockholder owns twenty percent or more of any class of the outstanding voting capital stock of the Company, the Company is required to use its reasonable best efforts to have such stockholder become a party to the Stockholders’ Agreement. Additionally, the Company is prohibited from issuing any shares of its common stock or Series A Preferred such that the recipient thereof would own twenty percent or more of any class of the outstanding voting capital stock of the Company unless such stockholder becomes a party to the Stockholders’ Agreement.
     Additionally, as noted above, the Fund Holdings UPA Amendment and UBS UPA both require that the Company effect the Charter Amendment.
INCREASE IN AUTHORIZED CAPITAL STOCK
General.
     On December 31, 2009, our Board unanimously approved an amendment to our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 150,000,000 to 300,000,000. Our Board recommended that our stockholders vote in favor of the Charter Amendment and directed that it be submitted to our stockholders for its adoption and approval by written consent. On December 31, 2009, the Majority Stockholders voted in favor of the adoption and approval of the Charter Amendment. The vote of the Majority Stockholders was obtained by written consent, in lieu of a special meeting. The terms of the additional shares of common stock will be identical to those of our currently authorized shares of common stock. The relative rights and limitations of the shares of common stock and preferred stock will not be changed by the Charter Amendment.
Consent Required.
     Approval of the Charter Amendment required the consent of the holders of a majority of the issued and outstanding shares of our common stock as of the Record Date, or at least 37,636,630 shares of our common stock. As of the Record Date, the Majority Stockholders owned an aggregate of 41,224,388 shares of common stock, representing approximately 55% of our issued and outstanding shares of common stock. The Majority Stockholders have given their written consent to the Charter Amendment and accordingly, the requisite stockholder approval of the Charter Amendment was obtained.
Amendment.
     Our Board and the Majority Stockholders have voted to amend Article Sixth of our Certificate of Incorporation to increase the number of our shares of common stock the Company is authorized to issue from 150,000,000 to 300,000,000. The full text of the amendment to our Certificate of Incorporation is included with this Information Statement as Appendix A.
Reasons for Increase in our Authorized Shares of Common Stock.
     Prior to the effectiveness of the Charter Amendment, the Company is authorized to issue 150,000,000 shares of common stock. Pursuant to the recent financing transactions and prior transactions, as of January 14, 2009, we have issued and outstanding 76,567,487 shares of common stock and outstanding options and warrants and other rights to purchase up to 134,306,738 additional shares of common stock. In anticipation of the third closing under the Fund Holdings Purchase Agreement and the closing of the transactions contemplated by the LVPIII Purchase Agreement and UBS Purchase Agreement, the Company sought to confirm that it would have sufficient shares of authorized common stock to consummate such transactions and also satisfy its obligations under outstanding options, warrants and purchase rights if and when they are exercised. Thus, the Company requested that Fund Holdings agree to subject a portion of the Fund Holdings Purchase Rights, Fund Holdings Special Purchase Rights and Fund Holdings Additional Purchase rights to the Rights’ Exercise Restrictions. Fund Holdings agreed to such restrictions, subject to the Company agreeing to certain other obligations, including effecting the Charter Amendment through the written consent of the Majority Stockholders. Additionally, as part of the UBS financing transaction, UBS also required that the Company effect the Charter Amendment through the written consent of the Majority Stockholders. As a result, the Company is required to increase the number of shares of common stock it is authorized to issue as part of the recent financing transactions.
     Additionally, we anticipate that we will have other needs for additional shares of authorized common stock in the future. The increase in the number of authorized shares of our common stock would enable us to issue additional shares of common stock from time to time as may be required for proper business purposes, such as equity incentive awards to officers, directors and employees, equity financings, business and asset acquisitions, stock splits and dividends and other corporate purposes. We believe that now is an appropriate time to increase our authorized shares of common stock so that we will have the benefit of flexibility and agility in structuring and consummating such future issuances and transactions.
     While we believe the increase in our authorized common stock contemplated by the Charter Amendment is necessary and appropriate, there are possible disadvantages to increasing our authorized common stock. These disadvantages include:

•	The issuance of authorized but unissued stock, through a stockholder rights plan or otherwise, could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board’s desires. This proposal is not being presented with the intent that it be utilized as a takeover protection device. The Company does not presently have a stockholder rights plan and there are no present proposals to adopt one. Additionally, the current concentration of a large percentage of our issued and outstanding common in the hands of the Majority Stockholders and other large stockholders already presents a potential deterrence to take-over attempts.

•	Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of our common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders. Stockholders would not necessarily have the right to approve any such dilutive issuance.

•	Our Certificate of Incorporation allows our Board to authorize and create series of preferred stock without obtaining stockholder approval. Accordingly, the increased authorized shares of common stock could be used to create preferred stock that is convertible into common stock, which preferred stock could have rights that are preferential to our common stock. Such rights could include: (a) the payment of dividends in preference and priority to any dividends on our common stock; (b) preference to any distributions upon any liquidation, dissolution or winding up of our company; (c) voting rights that may rank equally to, or in priority over, our common stock; (d) mandatory redemption by the company in certain circumstances, for amounts that may exceed the purchase price of the preferred stock; (e) pre-emptive or first refusal rights in regards to future issuances of common stock or preferred stock by the Company; or (f) rights that restrict us from undertaking certain corporate actions without the approval of the holders of the preferred stock.
DISSENTERS’ RIGHTS
     Neither the DGCL nor our Certificate of Incorporation provide our stockholders with any dissenter’s rights relating to Charter Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of January 14, 2010, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

	Number of Shares	Percentage of
Name and Address of	Beneficially Owned	Shares Beneficially
Beneficial Owner (1)	(2)	Owned (3)
Directors and Executive Officers:
John J. Barry IV (4)	57,659,230	55.50%
John Barry III (5)	57,133,618	55.40%
David Bensol (6)	361,112	0.47%
Edwin L. Knetzger, III (7)	84,417,502	76.80%
Michael Sanderson	—	—
Christopher Loughlin (8)	1,406,250	1.80%
Joseph Nikolson (9)	1,003,125	1.29%

Five Percent Beneficial Owners:
Fund Holdings LLC (10)	78,383,618	75.45%
Laidlaw Venture Partners III, LLC (11)	16,002,000	18.34%
Burton W. Wiand (12)	9,676,336	12.14%

All directors and executive officers as a group.	87,187,989	77.37%

(1)	Unless otherwise noted, the address of each person is c/o: Bonds.com Group, Inc., 1515 S. Federal Highway, Suite 212, Boca Raton, Florida 33432.

(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3)	Based upon 76,567,487 shares of common stock issued and outstanding. In calculating the percentage of shares beneficially owned by each person in the table above, any security which such person has the right to acquire within 60 days is also deemed outstanding solely for calculating such person’s percentage beneficially owned.

(4)	Includes (a) 10,000,000 shares of common stock held by Otis Angel LLC, in which Mr. Barry is the sole managing member and has a 39.75% pecuniary interest, and 10,500,000 shares of common stock held indirectly through two wholly-owned limited liability companies and a revocable trust in which Mr. Barry is the sole trustee and income beneficiary, (b) 750,000 shares that Mr. Barry has the right to acquire within 60 days upon the exercise of an employee stock option, (c) 36,409,230 shares beneficially owned by Fund Holdings LLC, in which Mr. Barry may be deemed to have beneficial ownership pursuant to the Voting Agreement, of which 26,568,000 represents purchase rights issued to Fund Holdings LLC for shares of common stock, and of which rights to purchase 18,378,995 shares of common stock are subject to the Rights Exercise Restrictions. Mr. Barry disclaims beneficial ownership of the shares of common stock owned by

Otis Angel LLC except to the extent of his pecuniary interest therein. Mr. Barry disclaims beneficial ownership of the shares beneficially owned by Fund Holdings, LLC and this Information Statement shall not be construed as an admission that Mr. Barry is the beneficial owner of any such shares. Of the shares beneficially owned by Mr. Barry indirectly through a wholly-owned limited liability company, 4,500,000 are pledged as security for a loan to the Company by an unrelated investor.

(5)	Includes (a) 15,724,388 shares of common stock held jointly by Mr. Barry with his spouse, Holly A.W. Barry, as tenants by the entirety, (b) 4,000,000 shares owned by Duncan Family, LLC, or which Mr. and Mrs. Barry are each 50% owners of the managing membership interest, (c) 1,000,000 shares owned by the Duncan Family Revocable Trust, of which Mr. and Mrs. Barry are co-trustees, and (d) 36,409,230 shares beneficially owned by Fund Holdings, LLC, in which Mr. Barry may be deemed to have beneficial ownership pursuant to the Voting Agreement, of which 26,568,000 represents purchase rights issued to Fund Holdings LLC for shares of common stock, and of which rights to purchase 18,378,995 shares of common stock are subject to the Rights Exercise Restrictions. Mr. Barry disclaims beneficial ownership of the shares beneficially owned by Fund Holdings LLC and this Information Statement shall not be construed as an admission that Mr. Barry is the beneficial owner of any such shares. Mr. Barry disclaims beneficial ownership of the rest of the foregoing shares except to the extent of his pecuniary interest therein.

(6)	Comprised of shares Mr. Bensol has the right to acquire within 60 days upon exercise of a stock option.

(7)	Comprised of (a) 9,841,230 shares of common stock owned by Fund Holdings LLC, of which Mr. Knetzger is the manager, (b) 8,189,005 shares of common stock that Fund Holdings LLC has the right to acquire within 60 days upon the exercise of outstanding stock purchase rights, (c) 18,378,995 shares of common stock that Fund Holdings would have the right to acquire within 60 days upon the exercise of outstanding purchase rights once the Charter Amendment is effective and the Rights’ Exercise Restrictions applicable to such purchase rights are removed, (d) 5,533,884 shares of common stock that Mr. Knetzger would have the right to acquire within 60 days upon the exercise of outstanding purchase rights once the Charter Amendment is effective and the Rights’ Exercise Restrictions applicable to such purchase rights are removed, (e) 500,000 shares of common stock that Mr. Knetzger has the right to acquire within 60 days upon the exercise of outstanding stock options, (f) 21,250,000 shares beneficially owned by John J Barry IV, in which Fund Holdings LLC and Mr. Knetzger, as its manager, may be deemed to have beneficial ownership pursuant to the Voting Agreement and (g) 20,724,388 shares beneficially owned by John J. Barry III, in which Fund Holdings LLC and Mr. Knetzger, as its manager, may be deemed to have beneficial ownership pursuant to the Voting Agreement. Mr. Knetzger disclaims beneficial ownership of the shares beneficially owned by either of John J. Barry IV and John J. Barry III and this Information Statement shall not be construed as an admission that Mr. Knetzger is the beneficial owner of any such shares. Mr. Knetzger holds a 16.3% interest in Fund Holdings LLC. Accordingly, Mr. Knetzger disclaims beneficial ownership of the shares described in clauses (a), (b) and (c) above, except to the extent of his pecuniary interest in 16.3% of such shares and purchase rights. The address for each of Fund Holdings LLC and Mr. Knetzger is c/o DivcoWest, 575 Market Street, 35th Floor, San Francisco, California 94105.

(8)	Comprised of shares Mr. Loughlin has the right to acquire within 60 days upon exercise of a stock option.

(9)	Comprised of shares Mr. Nikolson has the right to acquire within 60 days upon exercise of a stock option.

(10)	Comprised of (a) 9,841,230 shares of common stock owned by Fund Holdings LLC, (b) 8,189,005 shares of common stock that Fund Holdings LLC has the right to acquire within 60 days upon the exercise of outstanding stock purchase rights, (c) 18,378,995 shares of common stock that Fund Holdings would have the right to acquire within 60 days upon the exercise of outstanding purchase rights once the Charter Amendment is effective and the Rights’ Exercise Restrictions applicable to such purchase rights are removed, (d) 21,250,000 shares beneficially owned by John J Barry IV, in which Fund Holdings LLC may be deemed to have beneficial ownership pursuant to the Voting Agreement and (e) 20,724,388 shares beneficially owned by John J. Barry III, in which Fund Holdings LLC may be deemed to have beneficial ownership pursuant to the Voting Agreement. Fund Holdings LLC disclaims beneficial ownership of the shares beneficially owned by either of John J. Barry IV and John J. Barry III and this Information Statement shall not be construed as an admission that Fund Holdings LLC is the beneficial owner of any such shares. The address for each of Fund Holdings LLC and Mr. Knetzger is c/o DivcoWest, 575 Market Street, 35th Floor, San Francisco, California 94105.

(11)	Comprised of (a) 5,334,000 shares of common stock owned by Laidlaw Venture Partners III, LLC, and (b) 10,668,000 shares of common stock that Laidlaw Venture Partners III, LLC has the right to acquire within 60 days upon the exercise of outstanding stock purchase rights. The address for Laidlaw Venture Partners III, LLC is 90 Park Avenue, 31st Floor, New York, New York 10016.

(12)	On January 21, 2009, the United States District Court in the Middle District of Florida, Tampa Division (the “District Court”), in the action Securities Exchange Commission v. Arthur Nadel, et al. (Case No: 8:09-cv-87-T-26TBM) appointed Mr. Wiand as Receiver of Valhalla Investment Partners and certain other entities. On August 5, 2009, pursuant to an order entered by the District Court, Mr. Wiand acquired beneficial ownership of all of the securities of the Company formerly held by The Christopher D. Moody Revocable Trust. Includes (a) 1,591,395 shares of common stock originally issued to Valhalla Investment Partners (“Valhalla”), (b) warrants and convertible notes originally issued to Valhalla and exercisable and convertible within 60 days for an aggregate of 679,336, (c) 3,116,171 shares of common formerly owned by The Christopher D. Moody Revocable Trust, and (d) warrants and convertible notes formerly owned by The Christopher D. Moody Revocable Trust and exercisable and convertible within 60 days for an aggregate of 4,289,434 shares of common stock. Mr. Wiand’s address is c/o Wiand Guerra Kind, 3000 Bayport Drive, Suite 600, Tampa, FL 33607.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You may obtain such SEC filings from the SEC’s website at www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
FORWARD-LOOKING STATEMENTS
     This Information Statement may contain certain “forward-looking” statements representing our expectations or beliefs regarding our company. These forward-looking statements relate to our expectation that we will file and effect the Charter Amendment to increase our authorized capital stock from 150,000,000 to 300,000,000. These forward-looking statements involve risks and uncertainties that the anticipated filing and effectiveness of the Charter Amendment may not occur.
COMPANY CONTACT INFORMATION
     All inquiries regarding the Company and the matters described in this Information Statement should be addressed to our principal executive offices:
Bonds.com Group, Inc.
1515 S. Federal Highway, Suite 212
Boca Raton, Florida 33432
(561) 953-5343
Attention: Secretary

APPENDIX A
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BONDS.COM GROUP, INC.
     BONDS.COM GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: The Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 1, 2002.
     SECOND: A Certificate of Amendment to the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 12, 2002.
     THIRD: A Certificate of Amendment to the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 18, 2007.
     FOURTH: A Certificate of Ownership was filed with the Secretary of State of the State of Delaware on December 21, 2007.
     FIFTH: A Certificate of Correction was filed with the Secretary of State of the State of Delaware on December 23, 2009.
     SIXTH: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:
     RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that the first sentence of Article SIXTH of the Certificate of Incorporation be amended and restated in its entirety to read as follows:
          “The total number of shares of stock which the corporation shall authority to issue shall be 301,000,000, of which 300,000,000 shares shall be common stock, par value $0.0001 per share, and 1,000,000 shares shall be preferred stock, par value $0.0001 per share.”
     SEVENTH: That said amendment has been consented to and authorized by the holders of the necessary number of shares of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     EIGHTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.